EXHIBIT 99.1

BUCKEYE VENTURES, INC. (BEYV.OB) ANNOUNCES NAME CHANGE TO ENERGY KING, INC.

SAN DIEGO, CA – (BUSINESS WIRE) February 25, 2008 – Buckeye Ventures, Inc., (BEYV.OB), a residential Heating Ventilation and Air Conditioning (HVAC) services company, is pleased to announce that it has changed its name to Energy King, Inc., effective immediately.

The Board of Directors and a majority of shareholders of Buckeye Ventures, Inc., resolved to change its name to Energy King, Inc. “The name Energy King better reflects the scope of services provided by our company. The Energy King name is more indicative of our business and the Company’s focus,” said Alan Mintz, CEO of Energy King.

Added Mr. Mintz, “Buckeye was originally formed by two Ohio State alums, thus the Buckeye name. In nearly two years, since becoming public, the Company has acquired and started a total of five companies with revenues from current operations expected to reach approximately $20 million. With potential acquisitions looming, our Board felt the Company needed a name more in keeping with its products and services. The name Energy King symbolizes our desire to bring the best possible HVAC services, along with windows and plumbing, to our existing and future customers. This change of name to Energy King reflects a re-branding of the company around its original goal of becoming a leader in the HVAC and Plumbing home services sector.”

Company officials stated that existing locations are now empowered to represent the national branding effort locally, by adding the tagline ‘an Energy King Company’ to their name. They also affirm that the name change will enhance shareholder relationships by providing a means of recognizing the growing national image of Energy King. "We are confident and comfortable that our shareholders, employees, customers, and suppliers will see this as a positive action" stated Mr. Mintz. "Our strength has always been in the services we provide," he added.

About Energy King, Inc.

Energy King is engaged in all aspects of the residential HVAC and plumbing services industry. Being a part of the Company's network provides subsidiaries with: standardized policies and operating procedures which the Company's management team has adopted from their extensive industry experience and that have wide industry acceptance and application; comprehensive training programs to improve operating procedures and customer relations. The Company’s strong balance sheet and liquidity enables each region to expand through various marketing strategies. Energy King is headquartered in San Diego, California. For more information, please visit www.beyv.com.

Disclaimer

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Energy King, Inc.	Investor Relations
Larry Weinstein, 858-272-6600 x152	Blaine Riley, 949-200-4601